Our File No.	32051-03/CW1396272.1	Clark Wilson LLP
Barristers & Solicitors
Patent & Trade-mark Agents
800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax 604.687.6314

September 4, 2007

Megawest Energy Corp.
Suite 1000, 815 8th Avenue SW
Calgary, AB   T2P 3P2

Attention:	Mr. George T. Stapleton, II
President and Chief Executive Officer

Dear Sirs:

Re:	MegaWest Energy Corp. -
Registration Statement on Form F-1 filed September 4, 2007

                        We are counsel to MegaWest Energy Corp. (the "Company"), a British Columbia corporation. In connection with the filing, on August 31, 2007, of a registration statement on Form F-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of 57,473,673 shares of the Company’s common stock for resale by certain selling shareholders named in the Registration Statement, the Company is registering for resale:

-	up to 600,000 shares of our common stock issued pursuant to various debt settlement agreements in December 2006;

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up to 4,212,500 shares of our common stock underlying warrants to purchase an equal number of shares of our common stock at US$1.00 per share until January 5, 2008 issued in a private placement that was completed in January 2007;

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up to 27,448,550 shares of our common stock and 14,380,123 shares of our common stock underlying warrants to purchase an equal number of shares of our common stock at $1.30 until February 28, 2008, both issued in a private placement that was completed in March 2007;

-	up to 5,000,000 shares of our common stock issued in connection with the acquisition of Kentucky Reserves, LLC in April 2007;

-	up to 250,000 shares of our common stock issued in connection with the acquisition of the assets of Deerfield Energy Kansas Corp. in March 2007;

-	up to 4,750,000 shares of our common stock issued in connection with the acquisition of Deerfield Energy LLC in April 2007, which are being held in escrow pursuant to an escrow agreement; and

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up to 832,500 shares of our common stock underlying 555,000 unit rights. Of these unit rights, 180,000 entitle the holder to purchase up to 180,000 units at US$0.50 per unit (each unit consists of one share of our common stock and one-half of one common share purchase warrant exercisable at US$1.00 per share). The remaining 375,000 unit rights entitle the holder to purchase up to 375,000 units at US$1.00 per unit (each units consists

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of one share of our common stock and one-half of one common share purchase warrant exercisable at US$1.30 per share).

(collectively, the "Securities Transactions").

                        We have examined originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

                        Based upon and subject to the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the shares of the Company’s common stock that have been issued in the Securities Transactions were duly and validly authorized and issued, fully paid and non-assessable.

                        This opinion letter is limited to British Columbia law, including the statutory provisions and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus constituting a part of such Registration Statement under the heading "Additional Information – Share Capital".

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP

JCL